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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. *)

                                (Name of Issuer)
                               LINEAR TECHNOLOGY

                         (Title of Class of Securities)
                                  Common Stock

                                 (CUSIP Number)
                                   535678106

        (Date of Event Which Requires Filing of this Statement) 12-31-00

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [X] Rule 13d-1(b)
                               [ ] Rule 13d-1(c)
                               [ ] Rule 13d-1(d


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98)                                       Page    of    pages

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CUSIP No.                                                   Page    of    Pages

-------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSONS
         IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

         Oak Associates, Ltd.
-------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
         (a) [X]
         (b) [ ]
-------------------------------------------------------------------------------
3        SEC USE ONLY

-------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States of America
-------------------------------------------------------------------------------
    NUMBER OF              5        SOLE VOTING POWER
      SHARES                        18,005,000
  BENEFICIALLY             ----------------------------------------------------
    OWNED BY               6        SHARED VOTING POWER
      EACH                               0
    REPORTING              ----------------------------------------------------
     PERSON                7        SOLE DISPOSITIVE POWER
                                         0
                           ----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER
                                    18,005,000
-------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    18,005,000
-------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)

-------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                    5.69%
-------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)
                                    1A
-------------------------------------------------------------------------------


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CUSIP No.                                    13G         Page     of     Pages

ITEM 1.

         (a)      Name of Issuer:   LINEAR TECHNOLOGY

         (b)      Address of Issuer's Principal Executive Offices:
                           1630 McCarthy Blvd.
                           Milpitas, CA 95035

ITEM 2.
         (a)      Name of Person Filing:   Oak Associates, Ltd.

         (b)      Address of Principal business Office:
                           3875 Embassy Pkwy Akron, OH 44333

         (c)      Citizenship:      United States of America

         (d)      Title of Class of Securities:      Common Stock

         (e)      CUSIP Number:     535678106

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CUSIP No.                           13G                     Page    of    Pages

ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

         (a)    [ ]   Broker or dealer registered under section 13 of the
                      Act (15 U.S.C. 78o).

         (b)    [ ]   Bank as defined in section 3(a)(6) of the Act
                      (15 U.S.C. 78c).

         (c)    [ ]   Insurance company as defined in section 3(a)(19) of
                      the Act (15 U.S.C. 78c).

         (d)    [ ]   Investment company registered under section 8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e)    [X]   An investment adviser in accordance with
                      240.13d-1(b)(1)(ii)(E).

         (f)    [ ]   An employee benefit plan or endowment fund in
                      accordance with 240.13d-1(b)(1)(ii)(F).

         (g)    [ ]   A parent holding company or control person in
                      accordance with 240.13d-1(b)(1)(ii)(G)

         (h)    [ ]   A savings association as defined in section 3(b) of
                      the Federal Deposit Insurance Act (12 U.S.C. 1813)

         (i)    [ ]   A church plan that is excluded from the definition of
                      an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

         (j)    [ ]   Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

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CUSIP No.                             13G                     Page    of    Page

ITEM 4.  OWNERSHIP

         (a)  Amount Beneficially Owned:   18,005,000.

         (b)  Percent of Class: 5.69%

         (c)  Number of Shares as to which such person has:

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [___].

ITEM 6.  OWNERSHIP OR MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON





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CUSIP NO.                           13G                    Page    of    Pages

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


DATED:                                       By:    /s/ James D. Delechlager
                                                --------------------------------
                                                Name: James D. Delechlager
                                                Title: Managing Member